Exhibit 10.15

Supplemental Pension Plan of Philip Morris in Switzerland

Plan Summary

Overview:	A non-qualified plan that provides retirement, disability and death benefits to executives whose retirement benefits would otherwise be limited by the compensation caps under the Federal Law on Occupational Retirement, Survivors’ and Disability Pension Plans in Switzerland (LPP). This plan is not intended to otherwise increase the benefits promised under the broad-based retirement plans.

Eligible Population:	Swiss-based employees in salary band D or above, or those with pensionable earnings in excess of the salary limit described in article 79c of the LPP, currently 795,600 CHF.

Benefits:	The benefits under this plan are determined based on the formulas of the Pension Fund of Philip Morris in Switzerland and the Philip Morris in Switzerland IC Plan (formula applicable to salary bands G and below), respectively, without regard to the compensation limits applicable to those plans. Offsetting these benefits under this plan are those benefits earned under the Pension Fund of Philip Morris in Switzerland and the Philip Morris in Switzerland IC Plan and any personal contributions that employees would have made to those plans absent the compensation limits.

Employee Contributions:	None

Company Contributions:	100% funded by the company into a non-qualified trust arrangement.

Form of Payment:	Lump sum payment at retirement, disability, death or termination of employment, subject to approval of the plan’s Board of Trustees.

Tax Impact:	Benefits are taxable to the employee upon distribution and a tax gross-up will be applied.